EXHIBIT 99.1

News Release

Media Contact: Investor Contact:	Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826 Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Reaches Landmark Agreement With U.S. EPA,

Ohio EPA and Environmental Groups

MIDDLETOWN, OH, April 3, 2006—AK Steel Corporation (NYSE: AKS) said it has reached agreement with federal and Ohio environmental protection agencies, as well as the Sierra Club and Natural Resources Defense Council (NRDC), to settle alleged violations of environmental regulations in and adjacent to the company’s Middletown (OH) Works. The settlement agreement, a Consent Decree that has been signed by the above-named parties, addresses alleged violations of the federal Clean Water Act (CWA), Clean Air Act (CAA) and Resource Conservation and Recovery Act (RCRA), as well as Ohio environmental regulations, without any admissions or findings of such violations by AK Steel. The settlement was filed today in the United States District Court for the Southern District of Ohio, Western Division, in Cincinnati, under the jurisdiction of Senior Judge Herman J. Weber.

When the agreement is approved and entered, AK Steel will initiate a comprehensive plan to remediate environmental contamination within, and adjacent to, the Middletown Works, including polychlorinated biphenyl (PCB) contamination in certain portions of Dicks Creek and its Monroe Ditch tributary. The Dicks Creek area has been the focus of environmental and community concerns in Middletown for a number of years. Portions of the soil and sediments under and adjacent to these urban waterways will be tested, and where warranted to meet clean-up standards, will be dredged and removed to approved landfills. This clean-up effort is expected to cost AK Steel more than $10 million, representing expenses and capital investments which will be recognized over the term of the multi-year project.

In addition, under the order, AK Steel will institute a facility-wide RCRA environmental investigation within the Middletown Works, and submit any plans for proposed corrective measures to the appropriate agencies and environmental group before proceeding. In addition to these measures, under the agreement AK Steel will pay a total civil penalty of $460,000, split equally between the State of Ohio and the United States, and spend at least $750,000 for a Supplemental Environmental Project (SEP) related to refrigerants at the Middletown Works.

“We are pleased to have reached this landmark agreement by working cooperatively with the U.S. EPA, Ohio EPA, Sierra Club and NRDC,” said James L. Wainscott, chairman, president and CEO of AK Steel. “This agreement, and the investigation and clean-up work that will follow, is yet another tangible example of AK Steel’s commitment to the environment, improved relationships and to the citizens of Middletown and its surrounding communities.”

Since 2003, AK Steel has spent more than $370 million for environmental capital investment projects and compliance costs across the corporation, including approximately $65 million to install new air emission controls on the ironmaking and steelmaking facilities at the Middletown Works, and to address surrounding neighborhood issues related to air emissions. The company commissioned the ironmaking air emission controls ahead of schedule in April of 2005. The new steelmaking air emission controls are expected to be commissioned within weeks, also ahead of schedule. When fully operational, the new ironmaking and steelmaking air emission controls together are expected to capture about 900 tons of non-hazardous airborne dust emissions annually from the Middletown Works that otherwise would have resulted in offsite emissions.

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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